Exhibit 10.1

FOR EXECUTION

ASSET PURCHASE AGREEMENT

dated as of September 5, 2023

BY AND BETWEEN:

BITMAIN TECHNOLOGIES DELAWARE LIMITED

(as Vendor)

- and -

CORE SCIENTIFIC, INC.

(as Purchaser)

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), is made as of September 5, 2023 (the “Execution Date”), by and between Bitmain Technologies Delaware Limited, a corporation organized under the laws of the State of Delaware (“Vendor”), and Core Scientific, Inc., a corporation organized under the laws of the State of Delaware (“Purchaser” and, together with Vendor, the “Parties”).

WHEREAS:

A.

Purchaser and certain of its affiliates are debtors-in-possession under title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”) and, on December 21, 2022, filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (such court, the “Bankruptcy Court” and, such cases, the “Bankruptcy Cases”); and

B.

Purchaser desires to purchase, and Vendor desires to sell, convey, assign, transfer and deliver to Purchaser, the Purchased Assets, as more fully described on Schedule A attached hereto (the “Purchased Assets”) in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations, warranties and indemnities of the Parties herein contained and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each Party, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Business Day” means any day, other than a Saturday, Sunday, “legal holiday” (as defined in Bankruptcy Rule 9006(a)), or day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“Cash Consideration” means $23,100,000.

“Closing Conditions” means the conditions to the respective obligations of the Parties to consummate the transactions contemplated by this Agreement, in each case, as set forth in Article 9.

“Closing Date” means, with respect to each Installment, the date upon which the closing of the delivery and payment with respect to such Installment has been consummated as set forth on Schedule B (each, a “Closing” and the first such Closing, the “Initial Closing”).

“Core Scientific Equity” means the new common equity of Purchaser, or any successor thereto, to be issued under or in accordance with the Plan of Reorganization on or after the Effective Date.

“Effective Date” has the meaning ascribed to such term in the Plan of Reorganization.

“Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any contract to create any of the foregoing.

“Equity Consideration” means a number of shares of Core Scientific Equity, having an aggregate equity value (as determined in accordance with the Plan of Reorganization) as of the Effective Date equal to $53,900,000.

“Final Destination” has the meaning set out in Section 2.2(a).

“Final Closing” has the meaning set out in Section 4.8.

“Installment” has the meaning set out in Schedule B.

“Installment A” has the meaning set out in Schedule B.

“Installment B” has the meaning set out in Schedule B.

“Installment C” has the meaning set out in Schedule B.

“Intellectual Property Rights” means any and all intellectual property rights, including those concerning inventions, patents, utility models, registered designs and models, engineering or production materials, drawings, trademarks, service marks, domain names, applications for any of the foregoing (and the rights to apply for any of the foregoing), proprietary or business sensitive information and/or technical know-how, copyright, authorship, whether registered or not, and any neighbor rights.

“Law” means any U.S. federal, state, local or non-U.S. statute, law, ordinance, regulation, rule, code, treaty, Order, or other requirement or rule of law (including common law) promulgated by any government authority.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

“Losses” means, in respect of any matter, all claims, demands, proceedings, losses, damages (but excluding incidental, general, special, direct, consequential or punitive damages of any kind), liabilities, deficiencies, costs and expenses (including all reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter.

“Order” means any order, writ, judgment, injunction, temporary restraining order, decree, stipulation, determination or award entered by or with any government authority.

“Payment A” has the meaning set out in Schedule B.

“Payment B” has the meaning set out in Schedule B.

“Payment C” has the meaning set out in Schedule B.

“Person” means any individual, corporation, partnership, association, trust, unincorporated organization, governmental body or other legal or business entity of any kind whatsoever.

“Plan of Reorganization” means that certain Joint Chapter 11 Plan of Core Scientific, Inc. and its affiliated debtors [Docket No. 974], dated June 20, 2023, filed by Purchaser and certain of its affiliates pursuant to section 1121(a) of the Bankruptcy Code, including all appendices, exhibits, schedules, and supplements thereto, as the same may be amended, supplemented, or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms thereof.

“Products” means the cryptocurrency mining hardware and other equipment or merchandise that Vendor will sell, convey, assign, transfer and deliver to Purchaser in accordance with this Agreement.

“Purchase Price” has the meaning set out in Section 3.1.

“Purchased Assets” has the meaning set out in the preamble.

“Sale Motion” means the motion or motions of Purchaser, in form and substance reasonably acceptable to Purchaser and Vendor, seeking approval and entry of the Purchase Order.

“Sale Order” shall be an order or orders of the Bankruptcy Court, in form and substance reasonably acceptable to Vendor and Purchaser, approving this Agreement and the terms and conditions hereof, and approving and authorizing Purchaser to consummate the transactions contemplated by this Agreement.

“Tax” or “Taxes” means:

(a)

any and all forms of taxation, whenever created or imposed, including taxes, assessments, charges, duties, fees, levies and other governmental charges, and whether of the country or province or state of incorporation or elsewhere, and whether imposed by a local, municipal, governmental, state, provincial, federal or foreign taxing authority and, without limiting the generality of the foregoing, shall include income, alternative or add-on minimum, goods and service tax, excise, sales, use, ad valorem, value added, turnover, capital, gross receipts, franchise, transfer, recording, stamp duty, profits, license, lease, service, business, tangible, withholding, employment insurance, workers’ compensation, payroll, school employment, health, excise, occupation, or property premium or tax, customs or similar duties, and retirement charges (both the employer’s and employee’s parts, if applicable); or similar charges of any kind whatsoever due to any governmental authority having jurisdiction for any period for which assessment or reassessment of Tax Liability is not yet barred by operation of Law;

(b)	any interest, penalties, and additions to Taxes, or additional amounts imposed by any governmental authority responsible for the imposition of any amount described in (a);

(c)

any Liability of Vendor for the payment of any amounts of the type described in (a) or (b) as a result of being a member of any affiliated, consolidated, combined or other group for any applicable period; and

(d)	any Liability of Vendor for the payment of any amounts described in (a), (b) or (c) as a result of any known express or implied obligation to indemnify any other Person;

“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes, including, in each case, any attachments or schedules thereto or amendments thereof.

“Transaction Documents” means all documents, agreements instruments, letters, certificates and other written commitments and understandings of any nature or kind required, authorized or contemplated to be delivered prior to, at, or subsequent to, each Closing Date in connection with the transactions under this Agreement.

“Undelivered Assets” has the meaning set out in Section 12.1(b)(ii).

“Warranty Period” means the period of time that the Products are covered by the warranty granted by Vendor in accordance with Section 3.5 of this Agreement.

“Warranty Start Date” means the date on which the Products are delivered to the carrier.

1.2

Sections and Headings. The division of this Agreement into Articles, Sections and Subsections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, Section or Schedule refers to the specified Article or Section of or Schedule to this Agreement.

1.3	Number and Gender. In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders.

1.4

Words of Inclusion. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list. Any reference in this Agreement to “$” shall mean U.S. dollars.

1.5	Schedules. The following schedules attached to this Agreement form an integral part of this Agreement for all purposes:

Schedule A – Purchased Assets

Schedule B – Installment Schedule

ARTICLE 2

PURCHASE AND SALE; CLOSING

2.1

Purchase and Sale of the Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, at each Closing, Vendor shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Vendor, all of Vendor’s right, title and interest in and to the Purchased Assets, to be acquired at such Closing, as set forth in Schedule A attached hereto. The Purchase Price shall be paid to Vendor, and the Purchased Assets shall be delivered to Purchaser, in accordance with Section 2.2, Section 3.1, Section 3.2 and Schedule B hereto.

2.2

Shipping of Purchased Assets. Vendor shall deliver the Purchased Assets in accordance with the shipping schedule to the carrier or the carriers as designated by Purchaser, where delivery to such carrier shall occur outside of the U.S. The Parties agree that the Purchased Assets shall be delivered in accordance with the following:

(a)

Vendor shall notify the Purchaser when a batch or a portion of the Installments is ready for shipment (“Ready-to-Ship Notification”) during or after the Shipping Period as set forth in Schedule B (in any event no later than 30 days after the expiration of the Shipping Period as set forth in Schedule B), provided that, the Purchaser shall have fulfilled its payment obligations in accordance with this Agreement. For each Installment, Vendor shall be entitled to ship by sub-installments and send a Ready-to-Ship Notification for each sub-installment. Vendor shall be deemed to have fulfilled its obligation to deliver the Purchased Assets once Vendor sends the Purchaser the Ready-to-Ship Notification.

(b)

Within three (3) days upon the receipt of the Ready-to-Ship Notification, the Purchaser shall inform Vendor of the final place of delivery designated by Purchaser (the “Final Destination”) (the “Confirmation”). The title and risk of loss or damage to the Purchased Assets shall pass to the Purchaser when Vendor delivers the Purchased Assets to the carrier or the carriers.

(c)	Subject to the limitations stated in Schedule A, the terms of delivery of the Purchased Assets shall be FOB according to Incoterms 2010 to the place of delivery designated by Purchaser.

(d)

If the Purchaser fails to provide the Confirmation within thirty (30) days following receipt of the Ready-to-Ship Notification, Vendor shall be entitled to handle the Purchased Assets in any manner it deems appropriate.

(e)	Under no circumstance shall Vendor be required to refund the payment already made if the Purchaser fails to provide the Confirmation.

(f)

There are three (3) batches of Products under this Agreement and each batch shall constitute independent legal obligations of and shall be performed separately by the Parties. The delay of a particular batch shall not constitute waiver of the payment obligation of Purchaser in respect of other batches. Subject to Section 12.1, Purchaser shall not be entitled to terminate this Agreement solely on the ground of delay of delivery of a single batch of Products.

(g)	Purchaser shall choose the following shipping method:

•	Shipping by Vendor via FedEx/DHL/UPS/other logistics company;

•

Note: Notwithstanding anything to the contrary herein, solely those Taxes consisting of customs or similar duties shall be borne by Purchaser. Vendor may collect payments of such customs or similar duties on behalf of the service providers and issue service invoices with regard to such customs or similar duties if Purchaser requests Vendor to send the Purchased Assets; provided, however, that Purchaser and Vendor agree to file such forms and make such elections as may be available to reduce or eliminate such customs or similar duties. All other costs and Taxes, including those relating to shipment and logistics, shall be borne by Vendor.

(h)

Notwithstanding anything to the contrary contained in this Section 2.2, under no circumstances, shall Vendor be responsible for any delivery delay caused by the Purchaser or any third party, including but not limited to the carrier, the customs, and the import brokers, nor shall it be liable for damages, whether direct, indirect, incidental, consequential, or otherwise, for any failure, delay or error in delivery of any Purchased Asset for any reason whatsoever.

(i)

Vendor shall not be responsible for, and the Purchaser shall be fully and exclusively responsible for any loss of Purchased Assets, personal injury, property damage, other damage or liability caused by the Purchased Assets or the transportation of the Purchased Assets either to the Purchaser or any third party, or theft of the Purchased Assets during transportation from Vendor to the Purchaser.

(j)

Except as a result of any action taken by Vendor, if the Purchased Assets are rejected and/or returned to Vendor because of any reason and regardless of the cause of such delivery failure, Purchaser shall be solely and exclusively liable for and shall defend, fully indemnify and hold harmless Vendor against any and all related expenses, fees, charges and costs incurred, arising out of or incidental to such rejection and/or return (the “Return Expenses”). Furthermore, if Purchaser requests for Vendor’s assistance to redeliver such Purchased Assets or assist in any other manner, and if Vendor at its sole discretion agrees to redeliver or assist, then in addition to the Return Expenses, Purchaser shall also pay Vendor an administrative fee in accordance with Vendor’s then applicable internal policy.

(k)

Purchaser shall inspect the Purchased Assets within seven (7) days (the “Acceptance Time”) after receiving the Purchased Assets from the carrier (the date of signature on the carrier’s delivery voucher shall be the date of receipt). If Purchaser does not raise any written objection within the Acceptance Time, the Purchased Assets delivered by Vendor shall be deemed to be in compliance with the provisions of this Agreement.

ARTICLE 3

PURCHASE PRICE

3.1

Purchase Price. The aggregate purchase price to be paid by Purchaser to Vendor for the Purchased Assets shall be the sum of (a) an amount in cash equal to the Cash Consideration plus (b) the Equity Consideration (the “Purchase Price”).

3.2

Payment of the Purchase Price. The Purchase Price shall be paid in accordance with the Schedule B attached hereto (the “Installment Schedule”). The Cash Consideration when due pursuant to the Installment Schedule shall be paid by wire transfer of immediately available funds to Vendor. The Equity Consideration will be delivered to Vendor or an entity designated and controlled by Vendor in either book entry or certificated form, as directed by Vendor, reflecting ownership of Core Scientific Equity on the shareholder register of the Purchaser’s transfer agent and registrar, as specified in Schedule B.

3.3

Withholding. Notwithstanding anything to the contrary in this Agreement, Purchaser (and its affiliates and designees) and any other applicable withholding agent shall be entitled to deduct and withhold from, or with respect to, any consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law. Any such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made and shall be timely paid over to the appropriate taxing authority.

3.4

Sales Taxes. The Purchaser is responsible for being compliant with tax filing requirements regulated by any federal, state or local taxing authority in the United States regarding all applicable taxes, including, but not limited to sales and use tax, value-added taxes and any other governmental charges and duties connected with the sale of the Purchased Assets by Vendor or the Purchaser’s payment of any amounts hereunder. The Purchaser agrees to provide Vendor with the tax payment certificates or acknowledgements or the confirmation emails issued by the relevant state tax authorities regarding the abovementioned taxes as applicable. The Purchaser shall indemnify and hold Vendor harmless from and against any and all liability of tax filing, claims, late payment interest, fines, penalties in relation to sales and use tax, value added taxes and any other governmental charges and duties connected with the sale of the Purchased Assets by Vendor or the Purchaser’s payment of any amounts hereunder.

3.5	Warranty.

(a)

With respect to each Installment, the Warranty Period shall start on the Warranty Start Date and end on the 365th day after the Warranty Start Date. During the Warranty Period, Purchaser’s sole and exclusive remedy, and Vendor’s entire liability, will be to repair or replace, at Vendor’s option, the defective part/component of the Products or the defective Products at no charge to Purchaser.

If Purchaser requires Vendor to provide any warranty services, Purchaser shall create a maintenance order on Vendor’s website during the Warranty Period (the time of creation of the maintenance order shall be determined by the display time of such order on Vendor’s website) and send the Product to the place designated by Vendor within the time limit required by Vendor. Vendor may refuse to provide the warranty service if the request for such warranty service was not made in accordance with this Section 3.5(a).

(b)	The Parties acknowledge and agree that the warranty provided by Vendor as stated in the preceding paragraph does not apply to the following:

(i).	normal wear and tear;

(ii).	damage resulting from accident, abuse, misuse, neglect, improper handling or improper installation;

(iii).

damage or loss of the Products caused by undue physical or electrical stress, including but not limited to moisture, corrosive environments, high voltage surges, extreme temperatures, shipping, or abnormal working conditions;

(iv).	damage or loss of the Products caused by acts of nature including, but not limited to, floods, storms, fires, and earthquakes;

(v).	damage caused by operator error, or non-compliance with instructions as set out in accompanying product documentation provided by Vendor;

(vi).	alterations by persons other than Vendor, or its associated partners or authorized service facilities;

(vii).	Products, on which the original software has been replaced or modified by persons other than Vendor, or its associated partners or authorized service facilities;

(viii).	counterfeit products;

(ix).	damage or loss of data due to interoperability with current and/or future versions of operating system, software and/or hardware;

(x).	damage or loss of data caused by improper usage and behavior which is not recommended and/or permitted in the product documentation provided by Vendor;

(xi).	failure of the Products caused by usage of products not supplied by Vendor; and

(xii).	hash boards or chips are burnt.

In case the warranty is voided, Vendor may, at its sole discretion, provide repair service to Purchaser, and Purchaser shall bear all related expenses and costs.

(c)

Notwithstanding anything to the contrary herein, Purchaser acknowledges and agrees that the Products provided by Vendor do not guarantee any cryptocurrency mining time and, Vendor shall not be liable for any cryptocurrency mining time loss or cryptocurrency mining revenue loss that are caused by downtime of any part/component of the Products. Vendor does not warrant that the Products will meet Purchaser’s requirements or the Products will be uninterrupted or error free. Except as provided in Section 3.5(a) of this Agreement, Vendor makes no warranties of any kind with respect to the Products to Purchaser, whether written, oral, express, implied or statutory, including warranties of merchantability, fitness for a particular purpose, noninfringement, or arising from course of dealing or usage in trade.

(d)

In the event of any ambiguity or discrepancy between this Section 3.5 of this Agreement and Vendor’s After-sales Service Policy from time to time, it is intended that the After-sales Service Policy shall prevail and the Parties shall comply with and give effect to the After-sales Service Policy. Purchaser acknowledges that it should refer to the website of Vendor for detailed terms of warranty and after-sales maintenance. Vendor has no obligation to notify Purchaser of the update or modification of such terms.

(e)

During the warranty period, if the hardware product needs to be repaired or replaced, Purchaser shall bear the logistics costs of shipping the Product to the address designated by Vendor, and Vendor shall bear the logistics costs of shipping the repaired or replaced Product to the address designated by Purchaser. Purchaser shall bear all and any additional costs incurred due to incorrect or incomplete delivery information provided by Purchaser and all and any risks of loss or damage to the Product, or the parts or components of the Products during any shipping periods.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF VENDOR

Vendor represents and warrants to Purchaser as of the date hereof and as of each Closing Date as if such representations and warranties were made on each of the Closing Dates, as follows, and acknowledges and confirms that Purchaser has relied on such representations and warranties in connection with the purchase of the Purchased Assets and the execution of this Agreement:

4.2

Status. Vendor is a corporation incorporated, organized, validly subsisting and in good standing under the laws of the jurisdiction of its incorporation. Vendor has all requisite corporate power, authority and capacity to carry on its business as presently conducted and to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its other obligations hereunder and under all such other agreements and instruments contemplated herein.

4.3

Authorization. The execution and delivery of this Agreement and all other agreements and instruments to be executed by it as contemplated herein and the completion of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Vendor and no further corporate action is required to be taken by or on behalf of Vendor to authorize the completion of the transactions contemplated herein.

4.4	Compliance with Laws; Governmental Authorization. Vendor has complied with all Laws applicable to it and to the sale of the Purchased Assets.

4.5

Regulatory Approval. To the knowledge of Vendor, no regulatory approval or filing with, notice to, or waiver from any governmental authority is required to be obtained or made by Vendor: (a) in connection with the execution and delivery of, and performance by Vendor of its obligations under, this Agreement or the consummation of the transactions contemplated hereby; (b) to transfer any and all rights and benefits thereunder to Purchaser; or (c) to permit Purchaser to operate the Purchased Assets as contemplated.

4.6

Absence of Conflicting Agreement. The execution, delivery and performance of this Agreement by Vendor and the completion of the transactions contemplated by this Agreement do not and will not result in or constitute a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any applicable Law.

4.7

Investor Representations. Vendor is experienced in evaluating and investing in companies such as Purchaser and (a) has the ability to bear the economic risk of the investment hereunder in Core Scientific Equity, (b) has fully evaluated the risks of investment in the Core Scientific Equity, (c) has been given the opportunity to obtain sufficient information regarding the business and financial condition of Purchaser to enable Vendor to evaluate the risks and merits of the investment hereunder in Core Scientific Equity; and (d) is an “accredited investor” as defined in Regulation D issued under the Securities Act of 1933, as amended (the “Act”), and is familiar with the requirements under said Regulation D for being deemed an accredited investor. Vendor understands that the Core Scientific Equity has not been and, when issued to Vendor, will not be, registered under the Act and is being issued to Vendor pursuant to a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Vendor’s representations as expressed herein. Vendor understands that, when issued to Vendor, the Core Scientific Equity shall be “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Vendor must hold the Core Scientific Equity indefinitely unless they are registered with the U.S. Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

4.8

Registration Rights; Restrictions on Transfer. Purchaser and Vendor agree that Vendor’s acceptance of the Equity Consideration a part of the consideration for its sale of the Purchased Assets is based on Vendor’s expectation of being able to sell the Equity Consideration as soon as practicable following the Effective Date pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”).

Purchaser agrees that it shall, promptly, but in no event later than thirty-five (35) calendar days following the delivery of the Equity Consideration pursuant to the Installment Schedule, file (or cause to be filed) a registration statement (the “Registration Statement”) under the Securities Act covering the resale of the Equity Consideration with the U.S. Securities and Exchange Commission (the “SEC”), and to promptly do, or cause to be done, and to assist and cooperate in doing, all things reasonably necessary, proper or advisable under applicable Laws to cause the Registration Statement to be declared effective by the SEC as soon as practicable, but in no event later than ninety (90) calendar days following the filing thereof (the “Target Effective Date”). Vendor agrees that it shall not, prior to the date of delivery of Installment C pursuant to the Installment Schedule (the “Final Closing”), offer, sell, contract to sell, grant any option or contract to purchase or otherwise dispose of, directly or indirectly, any shares of the Equity Consideration, other than to any entity that is controlled by Vendor and that agrees to be bound by this Section 4.8.

(a)

The Purchaser will use its commercially reasonable efforts to ensure that the Registration Statement remains effective until the earlier of (i) the date that all shares of the Equity Consideration have been sold pursuant to the Registration Statement or Rule 144 under the Securities Act (“Rule 144”) or (ii) the date that all shares of the Equity Consideration may be sold by the Vendor or an entity controlled by the Vendor pursuant to Rule 144 without the need to comply with the volume, manner-of-sale or the current public information requirements of Rule 144.

(b)

The Purchaser will as soon as practicable notify Vendor of the effectiveness of the Registration Statement as well as any suspension of such effectiveness by the SEC, including as a result of any stop order.

(c)

With a view to making available the benefits of certain rules and regulations of the SEC that may at any time permit the sale by the Vendor or any entity controlled by it of the Equity Consideration to the public without registration, the Company agrees to:

•	(i) make and keep public information available, as those terms are understood and defined in Rule 144(c); and

•	(ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

(d)	For the avoidance of doubt, all expenses in connection with this Article 4.8, including all registration and filing fees, fees and disbursements of counsel, will be paid by Purchaser.

(e)

Purchaser will provide such assistance as Vendor reasonably requests in connection with a sale of the shares of Equity Consideration, including assisting with the removal of any restrictive legends from such shares (as appropriate under relevant Law), furnishing any certification reasonable request by Vendor of Purchaser’s compliance with the reporting requirements of Rule 144 and the Exchange Act to assist Vendor in availing itself of any rule or regulation of the SEC allowing it to sell any portion of the Equity Consideration without registration.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

Purchaser represents and warrants to Vendor as of the date hereof and as of each Closing Date as if such representations and warranties were made on each of the Closing Dates, as follows and acknowledges and confirms that Vendor has relied on such representations and warranties in connection with its sale of the Purchased Assets and the execution of this Agreement:

5.1

Status. Purchaser is a corporation incorporated, organized, validly subsisting and in good standing under the laws of the jurisdiction of its incorporation. Except as limited by the pendency of the Bankruptcy Cases, Purchaser has all requisite corporate power, authority and capacity to carry on its business as presently conducted. Subject to the entry of the Sale Order, Purchaser has the corporate power, authority and capacity to execute and deliver this Agreement and has the authority to execute and deliver all other agreements and instruments to be executed by it as contemplated herein and to perform its obligations under this Agreement and under all such other agreements and instruments.

5.2

Authorization. Subject to the entry of the Sale Order, this Agreement has been duly authorized, executed and delivered by Purchaser and is a legal, valid and binding obligation of Purchaser, enforceable against it by Vendor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

5.3

Absence of Conflicting Agreements. Subject to the entry of the Sale Order, the execution, delivery and performance of this Agreement by Purchaser and the completion of the transactions contemplated by this Agreement do not and will not result in or constitute any of the following:

(a)

A default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles or by-laws of Purchaser;

(b)	an event which, pursuant to the terms of any contract or agreement binding on Purchaser, would materially cause any right or interest of Purchaser to come to an end; or

(c)	the violation of any applicable Law, statute, ordinance, regulation or rule.

5.4

Consents and Approvals. Except for the Sale Order, to the knowledge of Purchaser, there is no requirement for Purchaser to make any filing with, give any notice to or obtain any license, permit, certificate, registration, authorization, consent or approval of, any government or regulatory authority as a condition to the lawful consummation of the Agreement.

5.5

SEC Filings. Purchaser has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act for the two years preceding the date hereof (or such shorter period as Purchaser was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”), on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective filing dates, or to the extent corrected by a subsequent restatement, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.6

Status of Shares. The shares of the Purchaser comprising the Equity Compensation, as of their date of delivery in accordance with this Agreement, will be validly issued, fully paid and non-assessable, free and clear of all liens or other security interests, and will rank pari passu with the Purchaser’s other shares of common stock. As of such same date, the Purchaser will not be party to any agreement among other of its shareholders that provides such shareholders party to that agreement benefits or rights in addition to those available to Vendor as a shareholder; provided however, that if any such agreement then exists, Purchaser will ensure that Vendor will be provided with similar rights, either by obtaining beneficial rights under that agreement or by entering into a new agreement. The issuance of the shares of Equity Consideration will not be subject to any preemptive or similar rights, and the shares will not be subject to any restrictions on transferability other than applicable securities law or as contemplated by this Agreement.

ARTICLE 6

SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES

6.1	Survival of Representations and Warranties of Vendor. All representations and warranties made by Vendor in this Agreement shall survive the Closing Dates as follows:

(a)	the representations and warranties of Vendor contained in this Agreement shall survive for a period of one (1) year from the applicable Closing Date;

(b)

after the periods referenced in Section 6.1(a), Vendor shall not have any further liability hereunder with respect to such representations and warranties, except with respect to claims properly made within such periods; and

(c)	all covenants and agreements of Vendor contained in this Agreement shall survive each of the Closing Dates and continue without time limit, except as otherwise provided for herein and/or therein.

6.2	Survival of Representations and Warranties of Purchaser. All representations and warranties made by Purchaser in this Agreement shall survive each of the Closing Dates as follows:

(a)	the representations and warranties of Purchaser contained in this Agreement shall survive for a period of one (1) year from the applicable Closing Date;

(b)

after the periods referenced in Subsection 6.2(a), Purchaser shall not have any further liability hereunder with respect to such representations and warranties, except with respect to claims properly made within such periods; and

(c)	all covenants and agreements of Purchaser contained in this Agreement shall survive each of the Closing Dates and continue without time limit, except as otherwise provided for herein and/or therein.

ARTICLE 7

ADDITIONAL COVENANTS

7.1	Survival Clause. The provisions of this Article 7 shall survive each of the Closing Dates.

7.2

Further Assurances. From time to time subsequent to each Closing Date, each Party covenants and agrees that it will at all times after the Closing Dates, at the expense of the requesting Party, promptly execute and deliver all such documents, including all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the other Party, acting reasonably, may, from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

ARTICLE 8

BANKRUPTCY PROVISIONS

8.1	Bankruptcy Court Filings.

(a)	As promptly as practicable following the execution of this Agreement, Purchaser shall file with the Bankruptcy Court the Sale Motion seeking entry of the Sale Order.

(b)

Vendor will promptly take such actions as are reasonably requested by Purchaser to assist in obtaining entry of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court. Vendor shall not, without the prior written consent of Purchaser, file, join in, or otherwise support in any manner whatsoever any motion or other pleading relating to the sale of the Purchased Assets hereunder. In the event the entry of the Sale Order shall be appealed, Purchaser and Vendor shall use their respective reasonable efforts to defend such appeal, and Purchaser shall pay Vendor’s reasonable expenses in connection with its efforts in such defense.

ARTICLE 9

CONDITIONS TO CLOSING;

CLOSING

9.1

Conditions to Obligations of Vendor. The obligation of Vendor to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Vendor in its sole discretion, at or before each of the Closing Dates, of each of the following conditions with respect to each such Closing Date:

(a)	Representations and Warranties; Covenants.

(i).

all representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the applicable Closing Date as if made on such Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct in all respects as of such date);

(ii).	the covenants contained in this Agreement required to be performed or complied with by Purchaser on or before such Closing Date shall have been performed or complied with in all material respects; and

(iii).

Vendor shall have received a certificate signed by an authorized officer of Purchaser, dated as of such Closing Date, certifying as to the satisfaction of the matters set forth in the foregoing clauses (i) and (ii).

(b)	No Order. There shall be no Order in existence that prohibits the sale of the Purchased Assets.

(c)	Transaction Documents. Purchaser shall have executed and delivered to Vendor all Transaction Documents (as applicable).

(d)	Sale Order. The Bankruptcy Court shall have entered the Sale Order, which shall not be subject to any stay.

(e)	Effective Date. The Effective Date shall have occurred.

9.2

Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Purchaser in its sole discretion, at or before each of the Closing Dates, of each of the following conditions with respect to each such Closing Date:

(a)	Representations and Warranties; Covenants.

(i).

all representations and warranties of Vendor contained in this Agreement shall be true and correct in all material respects as of the applicable Closing Date as if made on such Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date);

(ii).	the covenants contained in this Agreement required to be performed or complied with by Vendor on or before such Closing Date shall have been performed or complied with in all material respects; and

(iii).

Purchaser shall have received a certificate signed by an authorized officer of Vendor, dated as of the applicable Closing Date, certifying as to the satisfaction of matters set forth in the foregoing clauses (i) and (ii).

(b)	No Order. There shall be no Order in existence that prohibits the sale of the Purchased Assets.

(c)	Transaction Documents. Vendor shall have executed and delivered, or caused to be executed and delivered, to Purchaser all Transaction Documents (as applicable).

(d)	Sale Order. The Bankruptcy Court shall have entered the Sale Order, which shall not be subject to any stay.

(e)	Effective Date. The Effective Date shall have occurred.

9.3

Frustration of Closing Conditions. Neither Vendor nor Purchaser may rely on the failure of any condition set forth in this Article 9 to be satisfied if such failure was caused by such Party’s failure to act in good faith, or to use commercially reasonable efforts to cause the Closing Conditions of each such other Party to be satisfied.

9.4

Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article 9 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE 10

INDEMNIFICATION

10.1

Indemnification by Vendor. Vendor agrees to indemnify and save harmless Purchaser from all Losses suffered or incurred by Purchaser as a result of or arising directly or indirectly out of or in connection with:

(a)

subject to Section 6.1, any breach by Vendor of any representation or warranty of the Vendor contained in this Agreement in respect of which a claim is made by Purchaser within the applicable limitation period; or

(b)	any breach or non-performance by Vendor of any covenant to be performed by them that is contained in this Agreement.

10.2

Indemnification by Purchaser. Purchaser agrees to indemnify and save harmless Vendor from all Losses suffered or incurred by Vendor as a result of or arising directly or indirectly out of or in connection with:

(c)

subject to Section 6.2, any breach by any of Purchaser of any representation or warranty of Purchaser contained in this Agreement in respect of which a claim is made by Vendor within the applicable limitation period; or

(d)	any breach or non-performance by Purchaser of any covenant to be performed by it that is contained in this Agreement.

ARTICLE 11

INTELLECTUAL PROPERTY

RIGHTS

11.1

Intellectual Property. Notwithstanding anything to the contrary herein, all Intellectual Property Rights in the Products shall remain the exclusive property of Vendor and/or its licensors. Except for licenses explicitly identified in Vendor’s shipping confirmation or in this Section 11.1, no rights or licenses are expressly granted, or implied, whether by estoppel or otherwise, in respect of any Intellectual Property Rights of Vendor and/or its affiliates or any intellectual property residing in the Products provided by Vendor to Purchaser, including in any documentation or any data furnished by Vendor. Notwithstanding the foregoing, Vendor hereby grants Purchaser a non-exclusive, non-transferrable (other than to Purchaser’s affiliates, or to a third party in connection with a sale of all or substantially all assets of Purchaser or a sale of the Products), royalty-free and irrevocable license of Vendor and/or its affiliates’ Intellectual Property Rights to solely use the Products delivered by Vendor to Purchaser for their ordinary function, and subject to the Sections set forth herein.

ARTICLE 12

TERMINATION

12.1	Termination.

(a)	Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated before the Final Closing:

(i).	by the mutual written consent of Vendor and Purchaser;

(ii).

by Purchaser, if Vendor fails to deliver [to the carrier] any Installment by the applicable deadline set forth on the Installment Schedule and Vendor fails to cure such failure within thirty (30) days of the applicable deadline; provided that, immediately upon any termination pursuant to this Section 12.1(a)(ii), the issuance of any Equity Consideration by Purchaser prior to such termination shall be deemed null and void ab initio on a pro rata basis based on the number of units delivered to the Final Destination prior to such termination;

(iii).

by Vendor, if Purchaser shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to Purchaser that would cause any Closing Condition set forth in Section 9.1(a) not to be satisfied, and (i) such breach is not waived by Vendor or (ii) if such breach has not been waived by Vendor but is curable and is not cured by Purchaser prior to ten (10) Business Days after receipt by Purchaser of Vendor’s notice of its intent to terminate this Agreement;

(iv).

by Purchaser, if Vendor shall have breached any representation or warranty or failed to comply with any covenant applicable to Vendor that would cause any Closing Condition set forth in Section 9.2(a) not to be satisfied, and (i) such breach is not waived by Purchaser or (ii) if such breach has not been waived by Purchaser but is curable and is not cured by Vendor prior to ten (10) Business Days after receipt by Vendor of Purchaser’s notice of its intent to terminate this Agreement;

(v).

by either Vendor or Purchaser, in the event that any government authority of competent jurisdiction shall have issued an Order that permanently enjoins the consummation of the purchase of the Purchased Assets contemplated by this Agreement and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 12.1(a)(v) shall not be available to Vendor or Purchaser, as applicable, if the applicable Party’s action or failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the issuance of such Order; or

(vi).

by either Vendor or Purchaser, in the event that any Purchased Assets shall not have been actually delivered to the Final Destination on or before March 15, 2024 (the “Undelivered Assets”); provided, that, in the event this Agreement is terminated pursuant to this Section 12.1(a)(vi), (x) immediately upon such termination, the issuance of any Equity Consideration in connection with such Undelivered Assets shall be deemed null and void ab initio (on a pro rata basis based on the number of units delivered to the Final Destination prior to such termination) and (y) within two (2) Business Dates following such termination, Vendor shall return any Cash Consideration paid in connection with such Undelivered Assets to Purchaser.

(b)

This Agreement may be terminated prior to the Effective Date by Purchaser, if the board of directors (or other equivalent governing body) of Purchaser determines in good faith after consultation with outside counsel that its continued performance under this Agreement or any other Transaction Documents would be inconsistent with its fiduciary duties under applicable Law.

12.2	Notice of Termination. If either Purchaser or Vendor desires to terminate this Agreement pursuant to Section 12.1, such Party shall give written notice of such termination to the other Party.

12.3

Effect of Termination. If this Agreement is terminated pursuant to Section 12.1, this Agreement shall thereupon become null and void and of no further force and effect, except (a) for the provisions of this Section 12.3 and Article 13 (each of which shall survive such termination); provided, that nothing in this Section 12.3 shall be deemed to release any Party from any liability for any knowing and intentional breach of this Agreement prior to the date of termination and (b) that if this Agreement is terminated following the initial Closing, but prior to the Final Closing, then any such termination shall only apply to the provisions of this Agreement applicable to the Closing(s) that have not occurred, and shall not impact the provisions of this Agreement applicable to the post-Closing obligations of the Parties with respect to the Closings that have occurred.

ARTICLE 13

MISCELLANEOUS

13.1

Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

13.2	Time of Essence. Time shall be of the essence of this Agreement.

13.3

Applicable Law and Waiver of Jury Trial. This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the Parties and all claims or causes of action that may be based upon, arise out of or relate to this Agreement, shall be governed by, the laws of the State of Delaware and the federal laws of the United States of America applicable therein, and each Party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the state courts of Delaware and any federal count in the state and all courts competent to hear appeals therefrom. Further, each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Notwithstanding the foregoing, during the pendency of the Bankruptcy Cases, all proceedings contemplated by this Section 13.3 shall be brought in the Bankruptcy Court.

13.4

Successors and Assigns. This Agreement shall enure to the benefit of and shall be binding on and enforceable by the Parties and, where the context so permits, their respective heirs, personal representatives, successors and permitted assigns. No Party may assign any of its rights or obligations hereunder without the prior written consent of the other Party, provided that Purchaser shall, without the obligation to obtain the prior written consent of Vendor, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to any one or more affiliates of Purchaser.

13.5

Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be binding on either Party unless consented to in writing by such Party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

13.6

Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and will be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.7

Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

if to Vendor:

Address:	840 New Burton Street, Suite 201, Dover, Kent, DE 19904
Attn	Irene Gao
Phone:	N/A
Email:	tianlin.gao@bitmain.com with a copy to legal@bitmain.com and invoice@bitmain.com if to Purchaser:

Address:	210 Barton Springs Road, Suite 300 Austin, Texas 78704
Attn:	Todd DuChene
Phone:	+1 (408) 464-3421
Email:	tduchene@corescientific.com

Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three (3) Business Days thereafter there is or occurs a labor dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid (including e-mail). The Parties may at any time change its address for service from time to time by giving notice to the other Party in accordance with this Section 13.7.

13.8

Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall for all purposes constitute one agreement notwithstanding that all Parties have not signed the same counterpart. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed on its behalf as of the day and year set forth below.

Bitmain Technologies Delaware Limited		Core Scientific, Inc.

By:	/s/ Cheng Ran	By:	/s/ Adam Sullivan
Name:	Cheng Ran	Name: Adam Sullivan
Title:		Title: Chief Executive Officer
Date:		Date: September 5, 2023

SCHEDULE A

1.	Purchased Assets:

Vendor and Purchaser agree that the below schedule represents the Purchased Assets to be purchased by Purchaser from Vendor, provided, however, that Purchaser may not reject Purchased Assets based on a claim that the Purchased Assets delivered are inconsistent with the reference indicators included below.

Type	Details*
Actual Delivery Quantity	27,000 units
Product Name	S19j XP
Rated Hashrate / Unit	~151TH/s*
Rated Power / Unit	~3247W/U*
J/T@25°C Environment Temperature	~21.5
Error Range of J/T@25°C	Not to exceed 10%

Note:

*	For reference only. Values may differ for each batch of Products and for each unit within a batch; no representation is made as to these values for any particular unit.

2.	Vendor’s BANK ACCOUNT info:

[Redacted]

SCHEDULE B

	Date	Cash	Equity	% of Total
Purchase Price Payment Timing	No later than five (5) Business Days following the Effective Date, unless otherwise agreed by Purchaser (“Payment A”)	$7,705,670.10	$53,939,690.72	80%
	On or before the date that is thirty (30) days after the Effective Date, unless otherwise agreed by Purchaser (“Payment B”)	$7,705,670.10	None.	10%
	On or before the date that is sixty (60) days after the Effective Date, unless otherwise agreed by Purchaser (“Payment C”)	$7,705,670.10	None.	10%
	Total	$23,117,010.31	$53,939,690.72 paid-in Core Scientific Equity	100%

Unit Delivery to Carrier Timing (“Shipping Period”) (each delivery, an “Installment”)

1.  Three (3) Business Days after Vendor’s receipt of Payment A: 7,364 units (“Installment A”)

2.  Three (3) Business Days after Vendor’s receipt of Payment B: 9,818 units (“Installment B”)

3.  Three (3) Business Days after Vendor’s receipt of Payment C: 9,818 units (“Installment C”)

The shares of Equity Consideration will be delivered to and registered in the name of:

[Redacted]